UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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NOVAGOLD RESOURCES INC.

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April 30, 2024

Institutional Shareholder Services Inc. ("ISS") Subscribers

Via Email

Re: NOVAGOLD RESOURCES INC.'s Annual General Meeting of Shareholders on May 16, 2024: Advisory Vote on Executive Compensation

Dear Valued Shareholder,

NOVAGOLD RESOURCES INC.’s (the "Company" or "NOVAGOLD") Board of Directors (the “Board”) and the Compensation Committee (the “Committee”) are writing to you to ask for your continued support for our Advisory Vote on Executive Compensation ("Say-on-Pay") at this year’s Annual General Meeting of Shareholders to be held on May 16, 2024 (the “2024 AGM”).

We are aware that you may have received a research report from Institutional Shareholder Services Inc. (“ISS”) recommending that you vote against our Say-on-Pay resolution at the 2024 AGM. The recommendation can be broadly grouped as (i) CEO pay increased year-over-year, and Named Executive Officers ("NEOs") received a special retention grant without clear disclosure of performance vesting criteria and a relatively short time-vesting period, (ii) the Company continues to target all pay elements above the median of peers, and (iii) concerns were identified in the Long-Term Incentives ("LTI") plan where annual cycle equity awards target merely median performance. In contrast, another leading proxy advisory firm, Glass, Lewis & Co., LLC ("GL"), has recommended shareholders vote FOR all our proposals at the 2024 AGM. GL noted in their proxy paper regarding our Say-on-Pay resolution "we acknowledge the reasonable pay program and nil payouts under the long-term incentive plan."

In recent years, we have witnessed strong shareholder support for our Say-on-Pay resolution, averaging 95.55% FOR votes of the total cast, coupled with an outstanding increase in voter participation from 71.59% to 85.17% between 2021 to 2023, respectively. This resounding endorsement, along with the backing of the proxy advisory firms ISS and GL during those years, underscores confidence in our pay-for- performance philosophy. This philosophy is not merely a strategy; it's the cornerstone of our executive compensation decisions, aimed at attracting, retaining, and incentivizing top-tier talent which is critical for our Company's success.

We respectfully request that you consider the below points before making your voting decision and believe that you will conclude that continued support for the Company’s Say-on-Pay resolution is warranted.

(i)	CEO Pay Increase in 2023 and NEO Special Retention Grant

As a general matter, the Board believes that the Company’s current compensation structure adequately compensates our executives. It should be noted that there was no payout of Performance Share Units ("PSUs") in 2022 or 2023 as the performance criteria was not met. These PSUs were fully forfeited.

The Board determined that the two NEOs and three other Company executives should be granted special executive PSU retention grants to incentivize them to remain with the Company through at least June 2024. Although this was a different approach to what you would see year-over-year, it is in line with our executive compensation philosophy and in the best interests of the Company. This atypical approach was based on an executive succession planning exercise with Mercer (Canada) Limited ("Mercer" or the "Compensation Consultant"), the Compensation Committee’s independent Compensation Consultant, held in late 2022:

(a)	The special retention grants were awarded on December 15, 2022, and were in the form of PSUs that will mature at 100% of the grant amount on June 30, 2024, with pay out shortly thereafter so long as the executive is still employed as an executive by the Company on June 30, 2024. Mr. Lang received a special retention grant of 44,300 PSUs, and Mr. Ottewell received a special retention grant of 35,500 PSUs. All five executives, including NEOs Lang and Ottewell, received special retention grants totaling 181,700 PSUs. One of the three non-NEO executives also received a special retention cash award of $175,000 to be paid out on or shortly after June 30, 2024, so long as the executive is still employed with the Company on June 30, 2024.

The Board believes that the one-off PSU retention awards served their purpose by playing a critical role in retaining key members of leadership. The new compensation packages to Messrs. Lang and Ottewell, who are considered above-average executive talent, having worked for and with large mining companies, have specialized skills, knowledge, and experience necessary to advance the Company’s complex Donlin Gold project, that cannot be easily replaced.

Additional details can also be found in the Compensation Discussion and Analysis section of our management information circular dated March 22, 2024, which was mailed to shareholders in connection with the 2024 AGM. Based on the context provided above, the incentive payment is consistent with our pay-for-performance philosophy.

(ii)	Executive Compensation Philosophy: Pay Above the Median

NOVAGOLD’s pay-for-performance philosophy and compensation programs are designed to correlate with the Company's performance, aiming to attract and retain talented individuals vital for its success. The Committee worked extensively with management and its compensation consultant, Mercer, to define criteria for all aspects of the Company's 2023 compensation program. This includes a compensation philosophy to pay above the median of the Company’s peer group companies to retain highly specialized and experienced executive talent essential for the Company’s success. In particular, our executives are responsible for managing a project like the Company’s flagship, Donlin Gold, which is in an extremely remote location and is much larger, and more complex, than any asset owned by our peer group companies. Highly experienced and skilled executives in advancing significant deposits into production are required to manage this type of project.

While the Company’s assets are in the development stage, we acknowledge the importance of comparing executive compensation with senior mining companies such as Barrick Gold Corporation, Newmont Corporation, Agnico Eagle Mines Ltd., and Kinross Gold Corporation. Even though they are not formally included in the peer group to measure the competitiveness of the Company's compensation programs, we consider them to be competitors for the Company's executive talent. Despite conducting a thorough analysis of compensation packages offered by senior mining companies, NOVAGOLD decided against making changes to its compensation programs. The Company's commitment to benchmarking against industry competitors underscores its dedication to attracting and retaining top talent in the mining sector.

The Company links executive compensation to long-term shareholder interests through participation in stock-based compensation plans. This approach aligns the interests of executives with those of shareholders, fostering a focus on long-term value creation. In turn, our approach encourages executives to achieve important corporate and individual performance objectives and reward them when such objectives are met.

To align executive pay with both the Company's performance and the creation of sustainable shareholder value, a significant portion of the compensation paid to our Named Executive Officers (NEOs) is allocated to performance-based short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (also known as "at-risk compensation"}. In addition, as an executive officer's responsibility and ability to affect the financial results of the Company increases, the portion of their total compensation deemed "at-risk” increases.

It should be noted that the PSUs granted to the NEOs on December 1, 2023 will mature in three years on or about December 1, 2026 and will be based on the Company’s common share price performance relative to the share price performance of the S&P/TSX Global Gold Index between the PSU grant date and November 30, 2026 (the “Performance Period”). As the Company's assets are in the development stage, the Committee has determined that applying other types of performance criteria to the PSUs based upon Company revenues or production targets is inappropriate at this time. The Committee anticipates that future PSU grants to the NEOs will mature over three years.

(iii)	Concerns Identified in the LTI Plan Where Annual Cycle Equity Awards Target Merely Median Performance

Equity awards are any compensatory award under the Company's equity compensation plans in the form of common stock or any derivative of common stock, including stock options, stock appreciation rights, dividend equivalents, restricted stock, restricted stock units or performance shares. The objective in awarding the annual cycle equity awards is to align executives' interests with those of Shareholders, encourage retention and reward long-term Company performance. We acknowledge ISS’ concerns regarding how shareholders may prefer for special awards to be more strongly performance-based than annual cycle grants. However, shareholders must consider the Company's executive compensation philosophy as outlined above, and how the Company’s assets are in the development stage.

Annual Compensation Review Process

The Committee undertakes due diligence and a thorough process to evaluate each executive officer position to establish skill requirements and levels of responsibility. It should be noted that the executive compensation program targets remained unchanged from 2022 to 2023. The Committee believes that the executive compensation program structure has been successful in achieving the goals set out in the compensation philosophy. As evidenced from the chart below, a strong majority of the CEO’s and CFO’s actual compensation is “at-risk” (83% “at risk” for the CEO; 77% “at risk” for the CFO).

NEO Fiscal Year 2023 Individual Per/ormance Rating and Highlights

In 2023, the Company’s goals were achieved slightly above target at 114%. The NEO’s individual performance also reflected above target achievement as evidenced below:

Gregory Lang (130% Rating)

-	Commendable leadership of NOVAGOLD’s executive team.
-	Provided direct support to Donlin Gold LLC to ensure completion of Donlin Gold 2023 work program on time.
-	Served as Chair of the Donlin Gold LLC board in 2023, overseeing strategic advancement of the project in the areas of permitting, permitting defense, engineering, and community relations.

David Ottewell (120% Rating)

-	Lead role in safeguarding the Company’s treasury, ending fiscal 2023 on budget.
-	No deficiencies in internal controls over financial reporting in fiscal 2023.
-	Serves as executive primarily responsible for risk management.

Looking Forward

2023 was a unique year for NOVAGOLD that resulted in executive pay decisions that are not seen on a year-to-year basis. The Company is committed to aligning executive compensation with the shareholder experience through performance-based compensation. As Donlin Gold is in the development stage, the Company is not able yet to use typical operating company metrics (e.g., revenue, operating cash flow, production, costs, net income} as the basis for the performance-based components of its compensation program. We are confident that NOVAGOLD has the right organizational structure, people, and platform to continue building on NOVAGOLD’s business and to support long-term growth opportunities.

We ask that you consider the context for our executive compensation decisions in part of making your voting decision for the Say-on-Pay resolution, and we are confident that you will agree with us a vote ‘FOR’ is warranted. We appreciate your continued trust and support as we navigate the path to sustainable growth and value creation for all stakeholders. If you have any questions or would like to coordinate an engagement meeting before casting your vote, please do not hesitate to contact us at info@novagold.com.